UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2022

Editas Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37687	46-4097528
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Hurley Street Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 401-9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	EDIT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2022, Editas Medicine, Inc. (the “Company”) appointed Gilmore O’Neill, M.B., M.M.Sc. as President and Chief Executive Officer of the Company, succeeding James C. Mullen as President and Chief Executive Officer of the Company, effective as of June 1, 2022 (the “Effective Date”). Mr. Mullen will continue to serve as Executive Chair of the Company’s Board of Directors (the “Board”). Also on April 12, 2022, the Board, upon recommendation of the Board’s Nominating and Corporate Governance Committee, increased the size of the Board by one member and appointed Dr. O’Neill as a director, effective as of the Effective Date. Dr. O’Neill has been designated as a class II director to serve in accordance with the Company’s Amended and Restated By-Laws until the Company’s 2024 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, removal or resignation.

Dr. O’Neill, age 57, most recently served as Executive Vice President of R&D and Chief Medical Officer of Sarepta Therapeutics, Inc., a biopharmaceutical company, from June 2018 to November 2021. Prior to joining Sarepta, Dr. O’Neill held several leadership roles at Biogen Inc., a biotechnology company, over a 15-year period, most recently serving as Senior Vice President, Late Stage Clinical Development from November 2016 to June 2018. He serves on the board of directors of Unity Biotechnology, Inc. and Aptinyx Inc. Dr. O’Neill is licensed to practice medicine in the state of Massachusetts. He received a Bachelor of Medicine degree from University College Dublin and a Master of Medical Sciences degree from Harvard University.

In connection with his appointment, the Company entered into an employment offer letter with Dr. O’Neill, dated as of April 13, 2022 (the “Offer Letter”). The Offer Letter provides for an annual base salary of $625,000 and an annual target bonus equal to 60% of his base salary, which bonus shall be prorated for 2022. In addition, the Company has agreed to grant Dr. O’Neill (i) an option to purchase such number of shares of the Company’s common stock having an aggregate Black-Scholes value of $7,500,000 as of the date of grant (the “New Hire Option”) that will vest as to 25% of the shares subject thereto on the first anniversary of the grant date, with the remaining 75% vesting in 36 equal monthly installments thereafter; (ii) a restricted stock unit award for such number of shares of common stock having an aggregate value of $1,000,000 as of the date of grant that will vest in equal annual installments on the first four anniversaries of the date of grant; and (iii) a performance-based restricted stock unit award for such number of shares of common stock having an aggregate value of $2,500,000 as of the date of grant that will vest as to one-third of the shares on the achievement of certain research and development milestones to be determined by the Organization, Leadership and Compensation Committee of the Board at the time of grant, but in no event earlier than the one-year anniversary of the grant date. The New Hire Option will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant. The Offer Letter also provides that Dr. O’Neill is entitled to severance benefits in accordance with the Company’s Amended Severance Benefits Plan (the “Plan”), which has been filed as Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 24, 2022, provided, that pursuant to the Offer Letter, (i) Dr. O’Neill will be entitled receive a pro rata annual bonus upon a non-change of control termination and (ii) a non-change of control termination shall be defined as a termination of employment by the Company without cause or by Dr. O’Neill for good reason (with cause and good reason as defined in the Plan) which occurs more than three months prior to or twelve months following a change of control (as defined in the Plan) and a change of control termination shall be defined as a termination of employment by the Company or by Dr. O’Neill for good reason which occurs three months prior to or twelve months following a change of control.

There is no arrangement or understanding between Dr. O’Neill and any other person pursuant to which Dr. O’Neill was selected as a director. In addition, Dr. O’Neill is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Mullen’s transition from the position of President and Chief Executive Officer effective as of the Effective Date, the Company entered into an amendment to his employment offer letter, dated as of February 14, 2021 (the “Offer Letter Amendment”). The Offer Letter Amendment, which is effective as of Effective Date, provides that Mr. Mullen will be a full-time employee and serve as Executive Chair of the Board from the Effective Date through December 31, 2022 and will transition to part-time Executive Chair of the Board beginning on January 1, 2023 (the “Transition Date”). In addition, as of the Effective Date, Mr. Mullen’s annual base salary will continue to be $655,000 and as of the Transition Date his annual base salary will be $327,500.

The descriptions of the Offer Letter and the Offer Letter Amendment are qualified in their entirety by the full text of the Offer Letter and the Offer Letter Amendment, respectively, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDITAS MEDICINE, INC.

Date:	April 14, 2022	By:	/s/ James C. Mullen
James C. Mullen President and Chief Executive Officer